Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of November 1, 2026 (the “Effective Date”), between Frequency Electronics, Inc. (the “Company”), and Steven Bernstein (“Consultant”, and collectively with the Company the “Parties”, or individually, the “Party”).

WHEREAS, the Company is engaged in the design and manufacturing of precision timing, frequency control, and synchronization products and related services (the “Business”). The Company may in the future expand its business to additional products and services.

WHEREAS, Consultant was employed by the Company as its Chief Financial Officer, Treasurer and Secretary until his employment ended October 31, 2026, and Consultant has transitioned to a consultant role without any break in service.

WHEREAS, the Company desires to retain the services of the Consultant and, to that end, desires to enter into an agreement with the Consultant, upon the terms and conditions set forth in this Agreement.

WHEREAS, the Consultant desires to provide certain advisory services to the Company, including with regard to (i) assisting the Company with closing the books and records of the Company for the second quarter of fiscal year 2027 and filing related reports; and (ii) answering questions and providing related support concerning the Company’s finances and related records (hereinafter, the “Services”) with respect to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the Parties agree as follows:

1. Consulting Services.

(a) Services. At the direction or request of the Chief Executive Officer (the “CEO”) or the Chief Financial Officer (the “CFO”), the Consultant shall provide the Services to the Company. Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company. Consultant shall be authorized to work remotely from a location of his choosing within the United States; provided, however, that Consultant shall attend on-site meetings and activities in-person as may be reasonably requested by the CEO or the CFO.

(b) Time Commitment. During the Term (as defined in Section 7 below), the Consultant agrees to devote such time as is necessary to provide Services to the Company, however, Consultant shall not be required to devote his full time and attention to the Services.

(c) Point of Contact. In performing the Services, Consultant shall report to the CEO, the CFO, or such other executive officer as the Company may designate from time to time.

(d) No Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant further certifies that Consultant will not enter into any such conflicting agreement during the Term of this Agreement.

(e) Standard of Service. The Consultant will provide Services in a timely, accurate, professional, and competent manner in accordance with the terms of this Agreement and in compliance with all applicable laws and regulations.

2. Consulting Fees; Other Compensation.

(a) Monthly Fee. In consideration for providing the Services hereunder and for executing the release agreement attached as Exhibit A hereto, the Company shall pay to Consultant an annual consulting fee in the amount of two hundred eighty-two thousand five hundred and five dollars ($282,505.00), paid in equal monthly installments (“Monthly Fee”). The Company shall reimburse Consultant for all reasonable out-of-pocket expenses that are pre-approved in writing by the Company, including, without limitation, acceptable travel and lodging, printing, legal, and mailing cost that Consultant may incur in performance of the Services under this Agreement. The Company shall reimburse for such expenses against receipt of an expense statement, with customary receipts and vouchers, in accordance with the Company’s current policies. The Parties acknowledge that the Company may pay Consultant additional compensation at the sole discretion of the Board of Directors (the “Board”).

(b) Equity Vesting. The Term of this Agreement shall be considered a continuation of Consultant’s prior “Continuous Service” as defined by and for purposes of participation in the Frequency Electronics, Inc. 2005 Stock Award Plan, as amended, and Frequency Electronics, Inc. Stock Award Plan, as amended (collectively, the “Plans”). Any equity awards, including any Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”), previously awarded to Consultant pursuant to the Plans that remain outstanding and unvested as of the date hereof shall continue to vest during the Term of this Agreement in accordance with the terms of the Plans and any applicable equity grant agreements, including but not limited to, remaining subject to achievement of any applicable performance targets. Attached hereto as Exhibit B is a list of Consultant’s outstanding and unvested equity awards as of the date hereof that were previously awarded pursuant to the Plans. Except pursuant to Section 7(d) of this Agreement, all unvested PSUs and RSUs shall be forfeited as of the date of termination of this Agreement.

(c) Payout of Paid Time Off. The Company shall pay Consultant all accrued but unused paid time off contemporaneously with Consultant’s final regular employee paycheck, subject to all applicable withholdings and consistent with Company policy.

(d) Transfer of Vehicle Lease. During Consultant’s employment with the Company, the Company leased a 2026 BMW X5, VIN #[ ], on Consultant’s behalf, pursuant to a written lease agreement (the “Vehicle Lease”). The Company shall, within thirty (30) days of execution of this Agreement, take all steps reasonably necessary to transfer all of the Company’s rights, interests, and obligations under the Vehicle Lease to Consultant. After such transfer, the Company shall have no further rights or obligations under the Vehicle Lease.

(e) Deferred Compensation. Provided Consultant remains engaged by the Company through the end of the Initial Term (defined below) and executes a general release in the form provided by the Company within thirty (30) days of termination of this Agreement, (i) the twenty (20) year service requirement in Section 2(a) of the Deferred Compensation Agreement between Consultant and the Company dated September 15, 2015, as amended (the “Deferred Compensation Agreement”) shall be deemed satisfied as of the end of the Initial Term and (ii) the payment amount provided for in Section 2(b) of the Deferred Compensation Agreement shall be deemed to be $38,000 per year. In addition, Consultant and the Company agree (i) Sections 4 and 6 of the Deferred Compensation Agreement are hereby null and void, (ii) entitlement to payment pursuant to the Deferred Compensation Agreement (as amended herein) shall not otherwise entitle Consultant to any vesting continuation or other benefits, and (iii) the determination as to whether has been terminated for cause under Section 5(b) of the Deferred Compensation Agreement shall be determined by reference to the definition of Cause in Section 7(f) of this Agreement.

3. Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Consultant and Company.

(a) Tax Withholding. Applicable withholding taxes (if any) shall be withheld with respect to payments under the Deferred Compensation Agreement (as amended herein), settlement of the RSUs and PSUs, and any other compensation paid on account of Consultant’s employment with the Company prior to the effectiveness of this Agreement. Except as provided herein or otherwise required by applicable law, Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the Parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b) Consultant Controls Time and Effort. The Parties agree that the Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement, and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement, and the manner and means of Consultant’s performance under this Agreement.

(c) Independence from Company. The Parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates, and Consultant will not represent that he is an employee of Company. Consultant shall at all times represent himself and be construed as independent of Company. Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for federal tax purposes. Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute or be construed as creating a joint venture, employment relationship, or partnership between Consultant and Company. Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative. All discussions and negotiations with any source for funding and/or financing shall be conducted by Company.

4. Confidential Information. During the Term of this Agreement, Company will provide Consultant with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature.

(a) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all confidential or proprietary business information of the Company, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, product design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, investor information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Consultant understands and agrees that Confidential Information includes information developed by Consultant in the course of Consultant’s engagement by the Company as if the Company furnished the same Confidential Information to Consultant in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Consultant; provided that, such disclosure is through no direct or indirect fault of Consultant or person(s) acting on Consultant’s behalf.

(b)  Disclosure and Use Restrictions. Consultant acknowledges that Confidential Information is confidential and proprietary, and agrees not to access, use, or disclose any Confidential Information to anyone outside Company except to the extent that (i) Consultant is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Consultant shall promptly inform Company of such event, shall cooperate with Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (ii) such Confidential Information becomes generally known to and available for use in the industries in which Company does business, other than as a result of any action or inaction by Consultant. Consultant further agrees that he will not during the Term of this Agreement and/or at any time thereafter use such Confidential Information to compete, directly or indirectly, with Company.

(c)  Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (i) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; (ii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Company’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant : (a) files any document containing trade secrets under seal; and (b) does not disclose trade secrets, except pursuant to court order.

(d)  Non-disparagement. Consultant covenants and agrees that he shall not make, or solicit or encourage others to make or solicit, directly or indirectly (on Consultant’s own behalf or in the service or on behalf of others or jointly with any other person), any defamatory or disparaging statement or other communication with the intent to disparage the Company or any of its businesses, products, services, personnel, or activities. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Consultant from (i) engaging in communications with government agencies that are protected by applicable law, (ii) truthfully responding to legal process, or (iii) sharing truthful information with Company representatives that is reasonably necessary for the performance of the Services.

5.  Property; Inventions and Patents.

(a)  Property. Consultant agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Consultant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while engaged by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company. Consultant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Consultant recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. Consultant hereby assigns (and, to the extent not presently assignable, agrees to assign) all of Consultant’s right, title, and interest in all Work Product, including, without limitation, all associated intellectual property rights.

(b)  Cooperation. Consultant shall, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Consultant shall execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Consultant will not assert or make a claim of ownership of any Work Product, and Consultant will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)  No Designation as Inventor; Waiver of Moral Rights. Consultant agrees that the Company shall not be required to designate Consultant as the inventor or author of any Work Product. Consultant hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Consultant’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Consultant hereby waives all claims to moral rights in and to any Work Product.

6.  Non-Competition; Non-Hire of Company Employees.

(a)  Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Consultant, during the Restricted Period (defined below), Consultant shall not render any services the same as or substantially similar to the services provided by Consultant to the Company during the Term of this Agreement or during the last twelve (12) months of Consultant’s employment with the Company (whether as an employee, owner, consultant, or otherwise) to any person or business engaged in the Business within the Restricted Territory (defined below) which is in competition with the Company; provided, however, that the foregoing shall not be deemed to prohibit Consultant from acquiring, solely as an investment, (i) up to 2% of any securities of a partnership, trust, corporation or other entity so long as Consultant remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with Company or (ii) up to 5% of the outstanding equity interests of any publicly held company. For purposes of this Agreement, a business which is in competition with Company shall be deemed to include entities engaged in the business of designing, developing, and manufacturing atomic frequency standards; oscillators; timing distribution systems; synchronization systems; holdover timing systems; and/or positioning, navigation, and timing (“PNT”) systems.

(b)  Non-Hire. To further preserve Company’s Confidential Information, and for the consideration promised by Company under this Agreement, during the Restricted Period, Consultant will not, directly or indirectly, (i) hire any current employee of Company, or any subsidiary or affiliate of Company (including, without limitation, any person employed by the Company within the twelve (12)-month period preceding Consultant’s last day of affiliation with Company); (ii) regardless of who initiates the first communication or contact, solicit or encourage any such employee to terminate their employment with Company; or (iii) regardless of who initiates the first communication or contact, solicit or encourage any such employee to accept employment with Consultant or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Consultant may be associated.

As used in this Agreement, “Restricted Period” means the period commencing on the date hereof and ending one (1) year from the date that the Consultant ceases to be a Consultant of the Company or its successors. “Restricted Territory” means the United States and its territories.

As used in this Agreement, “solicit” explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, TikTok, and X (formerly Twitter), and any other social media platform, whether or not in existence at the time of entering into this Agreement.

(c)  Reasonableness of Restrictions. Consultant acknowledges that the restrictions in Sections 5 and 6 of this Agreement are reasonably necessary to protect the Company’s legitimate business interests in protecting its Confidential Information, trade secrets, customer relationships and goodwill, and training and investment in its employees. Consultant further specifically acknowledges that each of these restrictions is reasonable in respect of scope, duration, and geographic area, and that these restrictions, individually and in the aggregate, will not prevent Consultant from obtaining suitable employment or earning a livelihood. The Parties agree that the restrictions in Sections 5 and 6 hereof shall survive termination of this Agreement.

7.  Term; Termination; Effect of Termination.

(a)  This Agreement shall continue until October 31, 2027 (the “Initial Term”), at which point it shall terminate unless extended in a writing signed by both Parties. The Initial Term and any extensions shall, collectively, be referred to as the “Term” of this Agreement.

(b)  Either Party may terminate this Agreement at any time, with or without cause, by providing written notice to the other Party.

(c)  The Company may terminate this Agreement immediately for Cause (as defined below) by providing written notice to the Consultant.

(d)  If the Company terminates this Agreement prior to the end of the Initial Term without Cause, Consultant shall be entitled to (i) receive all remaining Monthly Fees for the remainder of the Initial Term, (ii) immediate vesting of all RSUs that would have vested as of the end of the Initial Term, (iii) continued vesting of all PSUs through the end of the Initial Term as though Consultant’s Continuous Service continued through that date, provided Consultant remains compliant with Section 6 hereof; and (iv) the amended Deferred Compensation Agreement benefits described in Section 2(e) above. If the Company terminates this Agreement for Cause, if the Company terminates this Agreement without Cause after the end of the Initial Term, or if Consultant terminates this Agreement at any time for any reason, the Company shall owe Consultant no further Monthly Fees, and all vesting of RSUs and PSUs shall cease immediately.

(e)  Upon the termination of this Agreement for any reason: (i) the Consultant shall deliver copies of all complete or incomplete projects to the Company and shall use reasonable efforts to transition any requested Services to the Company or a third party; and (ii) all rights and obligations under this Agreement shall automatically and immediately cease and terminate, except: (A) any rights or obligations that accrued under this Agreement prior to the effective date of such termination; and (B) any rights or obligations that survive the termination of this Agreement by their own terms or that are necessary for a reasonable interpretation of this Agreement post-termination.

(f)  For purposes of this Agreement, “Cause” shall mean: (i) the commission of any crime or act of dishonesty by the Consultant concerning the Company, including, without limitation, any act of dishonesty or bad faith which adversely affects the Company and/or a violation of any law of the United States or any rule or regulation of any agency of the United States Government concerning the business of the Company, or any contract, work or service of the Company, (ii) the gross or willful failure by the Consultant to perform his duties as assigned by the Company in a reasonable manner, specifically (a) assisting the Company with closing the books and records of the Company for the second quarter of fiscal year 2027 and filing related reports; and (b) answering questions and providing related support concerning the Company’s finances and related records with respect to the Company upon the terms and conditions set forth in this Agreement; and provided that the Board may not terminate Consultant for Cause based on such failure unless Consultant has failed to cure the failure within twenty-one (21) days after receiving written notice from the Board, or (iii) any material violation or breach by Consultant of his obligations under Section 5 of this Agreement, or any other confidentiality and/or intellectual property obligations to the Company. The good faith determination by Board or any committee of the Board delegated by the Board to administer the Plans as to whether Consultant’s Continuous Service (as defined in the Plans) was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder. “Related Entity” as used in this Agreement shall have the meaning ascribed in the Plans.

8.  Return of Materials. Upon expiration or termination of this Agreement, for whatever reason, the Consultant shall immediately return to the Company all Company property, including, without limitation, all electronic devices, Confidential Information, and Company records of any sort and in any form, including, without limitation: all literature, supplies, letters, written or printed forms, phone lists, customer information, product information, pricing information, information as to sources of services, Company financial information, and memoranda pertaining to the Company’s or any of its affiliates’ business or property. All such items shall be considered the property of Company at all times.

9.  Indemnification. Consultant and the Company shall mutually indemnify, defend, and hold harmless each other, and their members, managers, officers, employees, agents, representatives, successors, and assigns (collectively, the “Indemnified Parties”), from and against any claims, losses, damages, penalties, liabilities, and expenses of every kind and nature whatsoever (including attorneys’ fees and expenses and expenses in connection with investigating, preparing for, or defending any action or claim) suffered or incurred by an Indemnified Party arising out of or resulting from: (a) any breach of this Agreement by either Party, or their respective agents and representatives, or (b) the negligent, reckless, or intentional acts or omissions of either Party, or their respective agents and representatives.  In the event either Party is successful in asserting its rights under this Agreement, such indemnified Party shall be entitled to receive from the other indemnifying Party all costs associated with the indemnified Party’s enforcement of this Agreement, including, without limitation, attorneys’ fees, costs, and expenses.

10.  Right to Engage in Other Activities. The Services provided under this Agreement are not to be deemed exclusive. To the extent the Consultant’s other activities are not interfering in any way with the Consultant’s performance of Services, nothing contained in this Agreement shall restrict the Consultant from engaging in any other business or devoting time and attention to the management, investment, involvement, or other aspects of any other business. However, if the Company determines (in its sole discretion) that the Consultant’s other activities are interfering with the performance of the Services, then the Company may request that the Consultant cease such other activities, and if the Consultant does not comply with the Company’s request within five (5) business days, then the Company may reduce the Monthly Fee payable to the Consultant in proportion to the extent of the interference with the Services (as determined by the Company in its sole discretion), or negotiate with Consultant in good faith to resolve the monetary loss to the Company as a result of Consultant’s lack of performance due to interference of the Services. Nothing in this Agreement shall be interpreted to provide that the Consultant shall be the exclusive provider of Services to the Company.

11.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12.  Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without regard to any conflicts of law provisions or principles to the contrary. All disputes arising out of or relating to this Agreement and/or Consultant’s engagement with the Company shall be brought in a state or federal court located in the state of competent jurisdiction.

13.  Equitable Relief.  Consultant acknowledges that a violation of this Agreement by Consultant would result in irreparable harm to the Company and that damages would be an inadequate remedy. Therefore, Consultant agrees that in such instance the Company is entitled, in addition to any other remedies, to seek injunctive relief to secure the specific performance of this Agreement and to prevent a breach or contemplated breach of this Agreement. Consultant agrees that in such instance Consultant waives any requirement that the Company post a bond or other security in connection with any application for or order granting injunctive relief.

14.  Tolling. Should Consultant violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will be extended for the duration of any period during which Consultant was in breach of such obligation.

15.  Contractual Remedies Not Exclusive. The Parties acknowledge and agree that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available to either Party, either at law or in equity.

16.  Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the Parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

17.  Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Consultant and by the Chief Executive Officer of the Company. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, lawful assigns, heirs, and personal representatives. The Consultant may not assign or delegate this Agreement without the prior written consent of the Company. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the Company shall be void and of no effect. The Company may freely assign or delegate this Agreement.

19.  Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument. Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming Party.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective (the “Effective Date”) as of the latest date set forth.

Signature page follows

Frequency Electronics, Inc.		Steven Bernstein

By:	/s/ Thomas A. McClelland	By:	/s/ Steven L. Bernstein
Name:	Thomas A. McClelland	Name:	Steven L. Bernstein
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer, Treasurer and Secretary
Date:	October 31, 2026	Date:	October 31, 2026

Email:		Email:

EXHIBIT A – Form of Release

This Confidential Release Agreement (the “Agreement”) is made between Frequency Electronics, Inc. (the “Company”) on the one hand, and Steven Bernstein (“Employee”) on the other hand. The Company and Employee may collectively be referred to herein as the “Parties.”

WHEREAS, the Parties are entering a Consulting Agreement effective November 1, 2026 (the “Consulting Agreement”);

WHEREAS, Employee’s employment with the Company is ending effective October 31, 2026 (the “Separation Date”);

WHEREAS, pursuant to the Consulting Agreement, the Company shall pay certain compensation to Employee in exchange for Employee’s provision of Services under and compliance with the Consulting Agreement, subject to Employee’s execution and non-revocation of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows.

1.	Payments by the Company. In exchange for Employee’s execution and non-revocation of this Agreement and compliance with the Consulting Agreement, the Company shall pay to Employee the compensation described in Paragraph 2 of the Consulting Agreement, subject to all terms and conditions therein.

2.	General Release by Employee, Claims Not Released and Related Provisions.

a.	General Release of All Claims by Employee. Employee knowingly and voluntarily releases and forever discharges the Company, its predecessors, affiliates, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Company Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against any Company Releasees as of the date of execution of this Agreement, including, but not limited to, any and all claims for alleged breach of contract, wrongful discharge, discrimination on the basis of any prohibited factor, harassment, hostile work environment, failure to hire, retaliation, failure to accommodate, defamation, libel, conspiracy, tort, assault, battery, intentional or negligent infliction of emotional distress, negligent hiring, supervision, training, and retention, negligent investigation, negligence, unpaid wages, unpaid bonuses, unpaid commissions, breach of any professional duty, and any and all claims against the Company Releasees for recovery of compensatory and/or punitive damages, lost wages, fringe benefits, pension benefits, liquidated damages, front pay, attorneys’ fees, and/or equitable or other relief under any federal, state, or local law, rule, regulation, judicial doctrine, or common law, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, age discrimination claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act of 2008, applicable state civil rights law(s), including, but not limited to, New York State Human Rights Law (N.Y. Exec. Law §§ 290 et seq.), New York City Human Rights Law (N.Y. Code §§ 8-101 et seq.), New York City Ban on Pre-Employment Marijuana Testing (N.Y. Code §§ 8-102 and 8-107), New York Equal Pay Law (N.Y. Lab. Law § 194), New York Civil Rights Law (N.Y. Civ. Rights Law §§ 40 et seq.), New York Off-Duty Conduct Lawful Activities Discrimination Law (N.Y. Lab. Law § 201-d), New York Minimum Wage Act (N.Y. Lab. Law §§ 650 et seq.), New York Wage and Hour Law (N.Y. Lab. Law §§ 190 et seq.), New York Whistleblower Statute (N.Y. Lab. Law § 740), New York State Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860 et seq.), New York City Earned Sick Time Act (N.Y. Code §§ 20-911 et seq.), Section 201-a of New York Labor Laws, Section 201-c of New York Labor Laws, Section 5-336 of New York General Obligations Law, and any amendments to the statutes set forth above.

b.	Claims Not Released. Employee is not waiving any rights Employee may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) under existing agreements, laws, or insurance policies to indemnification, defense, and to hold harmless from and against any claims by third parties against Employee related to actions or omissions by Employee within the scope of Employee’s employment with the Company; (d) pursue claims which by law cannot be waived by signing this Agreement; and/or (e) enforce this Agreement.

c.	Governmental Agencies. Nothing in this Agreement or in the Consulting Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency or court (e.g. EEOC, NLRB, HHS, SEC, FDA, etc.) or self-regulatory authority (e.g., FINRA), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim or other is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

d.	Collective/Class Action Waiver. If any claim arising on or before the date of execution of this Agreement is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

e.	Right To Review. The Company desires that Employee have adequate time and opportunity to review and understand the consequences of entering into this Agreement. Accordingly, the Company advises Employee as follows:

●	that this Agreement includes a release of claims under the Age Discrimination in Employment Act;

●	to consult with his attorney before executing it; and

●	that Employee has had over 21 days to review and consider whether Employee wishes to execute this Agreement.

Employee acknowledges and understands that Employee is not required to use the entire 21-day review period and that Employee may sign this Agreement at any time during the 21-day period. Any changes to this Agreement, material or otherwise, do not restart the running of the 21-day consideration period. If Employee does not sign and return the Agreement, Employee shall not be entitled to receive any compensation under the Consulting Agreement. The executed Agreement should be returned to:

Tom McClelland

Chief Executive Officer

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THOMAS MCCLELLAND, CEO, EMAIL: [ ] AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." IF EMPLOYEE TIMELY REVOKES THIS AGREEMENT, EMPLOYEE WILL NOT BE ENTITLED TO ANY SEVERANCE BENEFITS OR OTHER BENEFITS OF THIS AGREEMENT.

3.	Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, all accrued but unused Paid Time Off days, and/or benefits which are due and payable as of the date Employee signs this Agreement.

Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

4.	Return of Property. By signing below, Employee certifies he has delivered to the Company any and all Company property, including, but not limited to, any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information, regardless of format or medium (including, without limitation, all customer contact information and other information stored on Employee’s personal devices or accounts) and has retained no copies, except as expressly requested by the Company for purposes of performing the Services under the Consulting Agreement.

5.	No Admission. The Parties agree that this Agreement is neither intended to nor shall it constitute an admission by any party of any fault, liability or wrongdoing in connection with any matter contained in this Agreement.

6.	Modification; Entire Agreement. The Parties agree that this Agreement and the Consulting Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. All capitalized terms used in this Agreement but not defined in this Agreement shall have the meaning ascribed to them in the Consulting Agreement. The provisions of this Agreement may not be modified except in a writing signed by both Parties.

[signature page follows]

FREQUENCY ELECTRONICS, INC.

By:

Name:
Title:

Steven Bernstein	Date

EXHIBIT B – List of Consultant’s Outstanding and Unvested Equity Awards

Type of Award	Original Grant Date	Shares Originally Granted	Vesting Term (including Final Vesting Date)	Portion of Original Award that Remains Unvested as of Effective Date
RSU	1/4/2023	20,000	Equally over a four-year period (1/4/2027)	5,000
PSU	1/4/2023	20,000	Equally over a four-year period (1/4/2027)	5,000
PSU	7/31/2023	30,000	Equally over a four-year period (7/31/2027)	7,500
PSU	5/13/2024	40,000	Equally over a four-year period (7/31/2028)	20,000
PSU	2/1/2026	30,000	Equally over a four-year period (2/1/2030)	30,000

The applicable performance criteria with respect to each of the PSU awards listed above have been achieved. Accordingly, these PSU awards only remain subject to time-based vesting requirements.